Exhibit 1

MI Developments Inc. 455 Magna Drive Aurora, Ontario, Canada L4G 7A9 Tel: 905-713-6322 Fax: 905-713-6332

MI DEVELOPMENTS NOTICE OF

RELEASE OF SECOND QUARTER 2009 RESULTS

Aurora, Ontario, Canada, August 6, 2009  — MI Developments Inc. (“MID”) (TSX: MIM.A, MIM.B; NYSE: MIM) will announce its financial results for the second quarter ended June 30, 2009 on Thursday, August 13, 2009 before the opening of the market.

About MID

MID is a real estate operating company engaged primarily in the acquisition, development, construction, leasing, management, and ownership of a predominantly industrial rental portfolio leased primarily to Magna International Inc. and its subsidiaries in North America and Europe. MID also acquires land that it intends to develop for mixed-use and residential projects.  MID holds a majority equity interest in Magna Entertainment Corp. (MEC), an owner and operator of horse racetracks, and a supplier, via simulcasting, of live horseracing content to the inter-track, off-track and account wagering markets.  MEC has filed a voluntary petition for reorganization under Chapter 11 of the U.S. Bankruptcy Code.

For further information about this press release, please contact Richard Smith, MID’s Executive Vice-President and Chief Financial Officer, at 905-726-7507.